Exhibit 99.1

HYLIION HOLDINGS REPORTS SECOND-QUARTER 2026 FINANCIAL RESULTS

AUSTIN, Texas, August 11, 2026 – Hyliion Holdings Corp. (NYSE American: HYLN) (“Hyliion”), a developer of modular power plant technology, today reported financial results for the second quarter ended June 30, 2026, and provided key updates on the development of the KARNO™ Power Module platform.

Key Business Highlights

•Awarded a $41.7 million U.S. Navy contract for multi-megawatt KARNO Power Modules for shipboard and military base power, with additional contracts anticipated in 2026
•Announced the U.S. Navy's USX-1 Defiant vessel as the platform for KARNO Core sea trials, supporting both ship propulsion and auxiliary power
•Achieved significant additive manufacturing advancements expected to deliver up to a 3 times improvement in printing speed and throughput depending on the component
•Introducing a capital efficient manufacturing scale up plan, in which each megawatt of annual production capacity requires approximately $1.5 million of one-time capital investment and supports $2.5 million to $3.0 million of annual revenue at current pricing
•Executed a beta machine agreement with Colibrium Additive, a GE Aerospace company, to develop the next generation of additive manufacturing systems
•Demonstrated multi-KARNO Power Module operation, enabling multiple systems to function as a single larger power plant
•On track to complete the approximately 10 early adopter units in 2026
•Increasing full-year 2026 revenue guidance from $10 million to $15 million, following second-quarter revenue of $4.9 million, up more than threefold from Q2 2025
•Finished the quarter with $132.4 million in cash and investments and improved the year-end 2026 outlook to $115 to $120 million from prior guidance of $100 million

Executive Commentary

“This quarter, we signed the largest military contract in our history, increased our revenue outlook by 50%, and achieved additive manufacturing advancements that we believe can improve printer throughput by up to 3x,” said Thomas Healy, Founder and CEO of Hyliion. “At the same time, interest from data center customers continues to accelerate, with demand now being discussed at a scale of tens to hundreds of megawatts. We believe the progress we are making positions our KARNO Power Modules to address these increasingly large opportunities.”

Military and Government Progress

Hyliion was awarded a $41.7 million contract with the U.S. Navy to scale the KARNO Power Module into multi-megawatt systems. Under the contract, Hyliion will deliver two systems, one rated above 2 megawatts and the other rated above 3 megawatts, both based on the same modular 800-kilowatt architecture the Company is developing today. The larger systems are expected to broaden the range of military applications for KARNO to include larger vessels and military bases. The contract also includes funding to advance Hyliion’s additive manufacturing capabilities, with work under the program expected to occur primarily in 2027 and 2028.

The Company anticipates additional military contract awards this year, including a potential award from another branch of the U.S. military. If awarded as expected, these contracts would

Exhibit 99.1
bring total new military funding awarded to Hyliion in 2026 to nearly $50 million, reaching the high end of the Company’s objective of $40 million to $50 million.

Hyliion also announced that the U.S. Navy’s USX-1 Defiant will serve as the platform for KARNO Core sea trials, supporting both ship propulsion and auxiliary power. The 800-kilowatt KARNO Power Module being developed for the vessel under existing Office of Naval Research contracts is currently in assembly, with completion expected in 2026.

KARNO Commercial Updates

Hyliion believes it remains on track to complete the approximately 10 early adopter customer units during 2026 and the Company is accumulating run hours across multiple systems in parallel in preparation for field deployment. The Company expects to begin delivering units to customer sites over the next quarter.

Looking ahead to 2027, Hyliion plans to prioritize deliveries under existing military contracts while deploying additional 200 kW KARNO Power Modules with commercial customers, particularly data center operators, to demonstrate the product’s capabilities. Hyliion believes this strategy will support near-term revenue from military programs while accelerating data center adoption and building a larger long-term customer pipeline. As a result, commercialization of the 200 kW KARNO Power Module is now expected in 2027.

Customer interest continues to strengthen across both military and commercial applications, with data center interest growing at an accelerating pace. Hyliion is currently engaged with multiple hyperscalers and leading independent data center developers regarding potential demand ranging from tens to hundreds of megawatts. The Company has executed non-binding letters of intent representing approximately 750 KARNO Cores, more than half of which are with data center providers.

To support larger-power configurations, Hyliion demonstrated the ability to operate multiple KARNO Power Modules together as a single scalable power unit during the quarter, completing a key milestone established for 2026. This capability enables multiple Power Modules to operate together as a larger power plant and is an important requirement for the multi-megawatt deployments being sought by data center customers.

Additive Manufacturing and Production Scaling

Following the installation of approximately 30 additive printers over the past several years, Hyliion’s focus in 2026 has shifted from acquiring additional machines to increasing the speed and throughput of its existing fleet. These efforts are focused on three areas: more fully utilizing the available laser power and capabilities of the printers, implementing software enhancements that optimize how parts are printed, and further refining part designs. Collectively, these initiatives have the potential to increase printer speed and manufacturing throughput by up to 3x, depending on the component, with initial improvements already demonstrated in production printing.

These advancements provide a capital efficient path to scaling KARNO production. Based on its current manufacturing roadmap, Hyliion estimates that approximately $1.5 million of manufacturing capital investment can support one megawatt of annual production capacity, representing approximately $2.5 million to $3.0 million of annual revenue at current product pricing. These estimates remain subject to further testing and validation.

Exhibit 99.1
With a viable and capital-efficient roadmap now in place, Hyliion expects to begin accelerating its production scale-up and printer purchases in 2027, earlier than previously anticipated. The Company intends to fund future manufacturing capacity through a combination of equipment financing, potential customer financing, and balance sheet cash.

Hyliion also executed a beta machine agreement with Colibrium Additive, a GE Aerospace company and the manufacturer of the additive printers used at Hyliion. Through this collaboration, the companies are working together on the next generation of additive manufacturing systems.

Financial Highlights and Guidance

Hyliion recorded second-quarter 2026 revenue of $4.9 million from research and development services, compared with $1.5 million in the second quarter of 2025. The increase primarily reflects accelerated work under the Company's contracts with the Office of Naval Research, including production of components for the 800-kilowatt Power Module. Cost of revenue was $4.6 million, resulting in gross profit of $0.4 million.

Operating expenses for the second quarter were $15.7 million, approximately flat with the second quarter of 2025. R&D expenses were $9.5 million, down 6% year-over-year, primarily reflecting a shift of activity toward revenue-generating work for the Navy. SG&A expenses were $6.4 million, up approximately 8% year over year. Hyliion reported a second-quarter 2026 net loss of $13.9 million, compared with $13.4 million in the second quarter of 2025. For the first six months of 2026, revenue was $7.8 million, compared with $2.0 million in the first half of 2025. Operating expenses were $29.1 million, down 18% year-over-year, and the net loss was $25.7 million, a 16% improvement compared with $30.7 million in the first half of 2025.

Net cash spending was $6.9 million during the second quarter, compared with $13.5 million in the second quarter of 2025. Capital spending was $2.1 million year to date, compared with $11.6 million in the first half of 2025. Hyliion ended the second quarter with $132.4 million in cash and short- and long-term investments.

Hyliion is increasing its full year 2026 revenue guidance to approximately $15 million, a 50% increase from its previous outlook. The Company also continues to expect to complete an equipment financing transaction during 2026, with anticipated proceeds of $10 million to $15 million.

As a result of higher revenue, lower capital spending, and planned equipment financing, Hyliion now expects net cash use of $30 million to $35 million during 2026, resulting in a year end cash and investments balance of $115 million to $120 million, compared with its previous outlook of approximately $100 million.

About Hyliion

Hyliion is committed to creating innovative solutions that enable clean, efficient, and flexible electricity production. The Company's primary product, the KARNO™ Power Module, is a modular, fully enclosed, fuel-agnostic power generation platform enabled by additive manufacturing. The KARNO Power Module generates heat through the flameless oxidation of fuels, achieving near zero emissions without aftertreatment systems, and can operate on natural gas, hydrogen, propane, diesel, and other fuel sources to future-proof against an ever-changing energy economy. Headquartered in Cedar Park, Texas, Hyliion is initially targeting stationary power applications, including data centers, military and government installations, and

Exhibit 99.1
commercial and industrial facilities, with future applications to include mobile and marine uses. For further information, please visit www.hyliion.com.

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Hyliion and its future financial and operational performance, as well as its strategy, future operations, estimated financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyliion expressly disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements herein, to reflect events or circumstances after the date of this press release. Hyliion cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyliion. These risks include, but are not limited to, our status as an early stage company with a history of losses, and our expectation of incurring significant expenses and continuing losses for the foreseeable future; our ability to develop key commercial relationships with suppliers and customers; our ability to retain the services of Thomas Healy, our Chief Executive Officer; the expected performance of the KARNO generator and system; the execution of the strategic shift from our powertrain business to our KARNO business; our ability to comply with governmental regulations related to defense spending and procurement; the suitability of our products for defense applications; and the other risks and uncertainties described under the heading “Risk Factors” in our SEC filings including in our Annual Report (See item 1A. Risk Factors) on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2026 for the year ended December 31, 2025 and in our subsequently filed Forms 10-Q. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Hyliion’s operations and projections can be found in its filings with the SEC. Hyliion’s SEC Filings are available publicly on the SEC’s website at www.sec.gov, and readers are urged to carefully review and consider the various disclosures made in such filings.

Contacts

Hyliion Holdings Corp.
press@hyliion.com

Investor Relations
ir@hyliion.com

Exhibit 99.1
HYLIION HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Research and development services	$4,944	$1,515	$7,776	$2,004
Total revenues	4,944	1,515	7,776	2,004
Cost of revenues
Research and development services	4,578	1,384	7,200	1,861
Total cost of revenues	4,578	1,384	7,200	1,861
Gross profit	366	131	576	143
Operating expenses
Research and development	9,495	10,137	17,165	22,367
Selling, general and administrative	6,427	5,963	12,608	12,044
Exit and termination (benefits) costs	(258)	(346)	(672)	1,077
Total operating expenses	15,664	15,754	29,101	35,488
Loss from operations	(15,298)	(15,623)	(28,525)	(35,345)
Interest income	1,370	2,209	2,860	4,677
Net loss	$(13,928)	$(13,414)	$(25,665)	$(30,668)

Net loss per share, basic and diluted	$(0.08)	$(0.08)	$(0.14)	$(0.18)

Weighted-average shares outstanding, basic and diluted	178,441,616	175,308,965	178,057,282	174,829,257

Exhibit 99.1
HYLIION HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share data)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$13,166	$22,938
Accounts receivable, net	2,673	489
Inventory	1,162	—
Prepaid expenses and other current assets	3,621	4,597
Short-term investments	51,011	69,427
Assets held for sale	—	1,181
Total current assets	71,633	98,632

Property and equipment, net	36,317	40,461
Operating lease right-of-use assets	2,444	3,468
Other assets	987	1,004
Long-term investments	68,208	59,994
Total assets	$179,589	$203,559

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,490	$3,142
Current portion of operating lease liabilities	2,469	2,726
Accrued expenses and other current liabilities	5,473	3,995
Total current liabilities	9,432	9,863

Operating lease liabilities, net of current portion	577	1,646
Other liabilities	41	41
Total liabilities	10,050	11,550

Stockholders’ equity
Common stock, $0.0001 par value; 250,000,000 shares authorized; 189,207,288 and 187,878,790 shares issued at June 30, 2026 and December 31, 2025, respectively; 178,597,218 and 177,268,720 shares outstanding as of June 30, 2026 and December 31, 2025, respectively	19	19
Additional paid-in capital	416,317	413,122
Treasury stock, at cost	(14,132)	(14,132)
Accumulated deficit	(232,665)	(207,000)
Total stockholders’ equity	169,539	192,009
Total liabilities and stockholders’ equity	$179,589	$203,559

Exhibit 99.1
HYLIION HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(25,665)	$(30,668)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,225	2,428
Amortization and accretion of investments, net	(419)	(992)
Noncash lease expense	1,024	992
Gain on disposal of assets, including assets held for sale	(472)	(585)
Share-based compensation	3,194	2,681
Carrying value adjustment to assets held for sale	—	1,590
Changes in operating assets and liabilities:
Accounts receivable	(2,184)	764
Inventory	(1,162)	—
Prepaid expenses and other assets	1,338	1,920
Accounts payable	153	1,015
Accrued expenses and other liabilities	1,478	(1,962)
Operating lease liabilities	(1,326)	(1,182)
Net cash used in operating activities	(19,816)	(23,999)

Cash flows from investing activities
Purchase of property and equipment	(2,086)	(11,575)
Proceeds from sale of property and equipment	1,853	800
Receipt of security deposit	—	41
Purchase of investments	(34,727)	(18,397)
Proceeds from sale and maturity of investments	45,003	60,026
Net cash provided by investing activities	10,043	30,895

Cash flows from financing activities
Proceeds from exercise of common stock options	1	—
Taxes paid related to net share settlement of equity awards	—	(532)
Net cash provided by (used in) financing activities	1	(532)

Net (decrease) increase in cash and cash equivalents and restricted cash	(9,772)	6,364
Cash and cash equivalents and restricted cash, beginning of period	23,603	9,892
Cash and cash equivalents and restricted cash, end of period	$13,831	$16,256